Exhibit 10.1
ACTEL CORPORATION
MAURICE E. CARSON EMPLOYMENT AGREEMENT
     This Agreement is entered into as of August 17, 2009 (the “Effective Date”) by and between Actel Corporation (the “Company”), and Maurice E. Carson (“Executive”).
     1. Duties and Scope of Employment.
          (a) Positions and Duties. As of the Effective Date, Executive will serve as Executive Vice President and Chief Financial Officer of the Company. Executive will render such business and professional services in the performance of his duties, consistent with Executive’s position within the Company, as will reasonably be assigned to him by the President and Chief Executive Officer (“CEO”). The CEO may modify Executive’s job title and duties as he deems necessary and appropriate in light of the Company’s needs and interests from time to time. The period of Executive’s employment under this Agreement shall be two (2) years from the Effective Date and is referred to herein as the “Employment Term,” unless sooner terminated pursuant to the provisions of this Agreement. At the conclusion of the Employment Term, the parties agree that the rights and obligations regarding severance and term employment shall expire and Executive’s employment with the Company will continue as “at-will” employment and may be terminated or modified at any time with or without cause or notice.
          (b) Obligations. During the Employment Term, Executive will perform his duties faithfully and to the best of his ability and will devote his full business efforts and time to the Company. For the duration of the Employment Term, Executive agrees not to actively engage in any other employment, occupation or consulting activity for any direct or indirect remuneration without the prior approval of the CEO and the Board of Directors (the “Board”).
     2. At-Will Employment. The parties agree that Executive’s employment with the Company will be “at-will” employment and may be terminated at any time with or without cause or notice. Executive understands and agrees that neither his job performance nor promotions, commendations, bonuses or the like from the Company give rise to or in any way serve as the basis for modification, amendment, or extension, by implication or otherwise, of his employment with the Company. However, as described in this Agreement, Executive may be entitled to severance benefits depending on the circumstances of Executive’s termination of employment with the Company.
     3. Compensation.
          (a) Base Salary. During the Employment Term, the Company will pay Executive an annual salary of $332,000 as compensation for his services (the “Base Salary”). The Base Salary will be paid periodically in accordance with the Company’s normal payroll practices and be subject to the usual, required withholding. Executive’s salary will be subject to review and adjustments will be made based upon the Company’s normal performance review practices.
          (b) Incentive Bonus. For Fiscal 2009, Executive will be entitled to receive a bonus of 40% of the base salary he earned in 2009. The bonus will be paid in accordance with the

Company’s normal bonus payment practices and be subject to the usual, required withholding. For Fiscal 2010, Executive will be entitled to receive a bonus of 25% of his base salary, or the calculated bonus payment for Executive, whichever is larger. The bonus will be paid in accordance with the Company’s normal bonus payment practices and be subject to the usual, required withholding.
          (c) New Hire Equity. On or after the Effective Date, as determined by the Board, Executive will be granted three stock-settled stock appreciation rights (“SARs”). The first stock-settled stock appreciation right (“SAR”) will be to purchase 100,000 shares of the Company’s Common Stock at an exercise price per share of the fair market value (“FMV”) of Actel stock on the date of grant, as defined in the Company’s 1986 Equity Incentive Plan (the “1986 Plan”). Subject to the accelerated vesting provisions set forth herein, the SAR will vest in accordance with the Company’s standard vesting schedule, which is ratably on a quarterly basis over four years from the grant date, except that 25% of the shares subject to the SAR shall not become exercisable until one year after the grant date.
     The second SAR granted will be to purchase 25,000 shares of the Company’s Common Stock at an exercise price per share of the fair market value (“FMV”) of Actel stock on the date of grant, as defined in the Company’s 1986 Equity Incentive Plan (the “1986 Plan”). Subject to the accelerated vesting provisions set forth herein, the SAR will vest in accordance with the Company’s standard vesting schedule, which is ratably on a quarterly basis over four years from the grant date, except that 50% of the shares subject to the SAR shall not become exercisable until two years after the grant date.
     The third SAR granted will be to purchase 35,000 shares of the Company’s Common Stock at an exercise price per share of the fair market value (“FMV”) of Actel stock on the date of grant, as defined in the Company’s 1986 Equity Incentive Plan (the “1986 Plan”). The SAR will not become exercisable until four years from the grant date.
     The SARs will be fully vested and exercisable four (4) years from the date of grant, subject to Executive continuing to be a Service Provider (as defined in the Plan) through the relevant vesting dates. The SARs will be subject to the terms, definitions and provisions of the Company’s 1986 Plan and the Stock Appreciation Right Agreement by and between Executive and the Company (the “SAR Agreement”), both of which documents are incorporated herein by reference.
          (d) Equity. Executive will be eligible to receive awards of stock options, SARs, restricted stock units (“RSUs”) or other equity awards pursuant to any plans or arrangements the Company may have in effect from time to time. The Board or its committee will determine in its discretion whether Executive will be granted any such equity awards and the terms of any such award in accordance with the terms of any applicable plan or arrangement that may be in effect from time to time.
     For Fiscal 2010, as part of the regular Executive equity grant process, Executive will be granted a SAR to purchase 50,000 shares of the Company’s Common Stock at an exercise price per share of the fair market value (“FMV”) of Actel stock on the date of grant, as defined in the Company’s 1986 Equity Incentive Plan (the “1986 Plan”). The SAR will vest in accordance with the Company’s standard vesting schedule, which is ratably on a quarterly basis over four years from the grant date, except that 50% of the shares subject to the SAR shall not become exercisable until two years after the grant date. In addition, Executive will be granted 10,000 RSUs. The RSUs will vest in accordance with the Company’s standard vesting schedule, which is ratably on an annual basis over four years from the initial vesting date, except that 50% of the shares subject to the RSU shall not become exercisable until two years after the initial vesting date.
     The SARs and the RSUs will be fully vested and exercisable four (4) years from the date of grant, subject to Executive continuing to be a Service Provider (as defined in the Plan) through the relevant vesting dates. The SARs will be subject to the terms, definitions and provisions of the Company’s 1986 Plan and the Stock Appreciation Right Agreement by and between Executive and the Company (the “SAR Agreement”), both of which documents are incorporated herein by reference. The RSUs will be subject to the terms, definitions and provisions of the Company’s 1986 Plan and the Restricted Stock Unit Agreement (the “RSU Agreement”) by and between Executive and the Company, both of which documents are incorporated herein by reference.
          (e) Relocation and Temporary Living Reimbursement. During the Employment Term, the Company will reimburse Executive for reasonable moving expenses incurred by Executive and his family during their relocation from Executive’s primary residence to the Mountain View area, subject to the terms, definitions and provisions of the Company’s Relocation Policy and Acceptance (“Relocation Agreement”) incorporated herein by reference.
          (f) Signing Bonus. Executive will receive $85,000, subject to the usual, required withholding. This bonus will be paid in accordance with the Company’s normal payroll cycles, and not later than one month from the Effective Date. If Executive voluntarily resigns before the expiration of the Employment Term, he shall be obligated to repay the entire sum of the signing bonus to the Company.
     4. Employee Benefits. During the Employment Term, Executive will be entitled to participate in the employee benefit plans currently and hereafter maintained by the Company of general applicability to other senior executives of the Company, including, without limitation, the Company’s group medical, dental, vision, disability, life insurance, and flexible-spending account plans. The Company reserves the right to cancel or change the benefit plans and programs it offers to its employees at any time.
     5. Vacation. Executive will be eligible to receive paid vacation in accordance with the Company’s vacation policy, with the timing and duration of specific vacations mutually and reasonably agreed to by the parties hereto.
     6. Expenses. The Company will reimburse Executive for reasonable travel, entertainment or other expenses incurred by Executive in the furtherance of or in connection with the performance of Executive’s duties hereunder, in accordance with the Company’s expense reimbursement policy as in effect from time to time.
     7. Severance.
          (a) Termination for other than Cause, Death or Disability. If the Company terminates Executive’s employment with the Company other than for Cause, death or disability, then, subject to Section 8, Executive will be entitled to (a) a lump sum payment equal to the Executive’s base salary for the remainder of the Employment Term, (b) a lump sum payment of the

Executive’s guaranteed minimum bonuses for the remainder of the Employment Term, (c) accelerated vesting of all outstanding equity awards due to vest during the remaining months of the Employment Term, and (d) reimbursement, consistent with the Company’s normal expense reimbursement policies, for the payments Employee makes for COBRA coverage for the remainder of the Employment Term, provided Employee timely elects and pays for COBRA coverage.
          (b) Termination for Cause, Death or Disability. If Executive’s employment with the Company terminates voluntarily by Executive, for Cause by the Company or due to Executive’s death or disability, then (i) all vesting will terminate immediately with respect to Executive’s outstanding equity awards, except as specified in the 1986 Plan, (ii) all payments of compensation by the Company to Executive hereunder will terminate immediately (except as to amounts already earned), and (iii) Executive will only be eligible for severance benefits in accordance with the Company’s established policies, if any, as then in effect.
          (c) Change of Control Benefits. If the Company undergoes a “Change of Control” (as defined below) during the Employment Term and the Company or the successor corporation terminates Executive’s employment with the Company or successor corporation for other than Cause, Death or Disability, then Executive will be entitled to (a) a lump sum payment equal to the Executive’s base salary for the remainder of the Employment Term, (b) a lump sum payment of the Executive’s guaranteed minimum bonuses for the remainder of the Employment Term, and (c) reimbursement, consistent with the Company’s normal expense reimbursement policies, for the payments Employee makes for COBRA coverage for the remainder of the Employment Term, provided Employee timely elects and pays for COBRA coverage. Treatment of Executive’s equity awards will be governed by the Management Continuity Agreement.
     8. Conditions to Receipt of Severance.
          (a) Separation Agreement and Release of Claims. The receipt of any severance pursuant to Section 7 will be subject to Executive signing and not revoking a separation agreement and release of claims in a form acceptable to the Company. No severance pursuant to such Sections will be paid or provided until the separation agreement and release agreement becomes effective.
          (b) Section 409A.
               (i) Notwithstanding anything to the contrary in this Agreement, if Executive is a “specified employee” within the meaning of Section 409A of the Code and the final regulations and any guidance promulgated thereunder (“Section 409A”) at the time of Executive’s termination, and the severance payable to Executive, if any, pursuant to this Agreement, when considered together with any other severance payments or separation benefits which may be considered deferred compensation under Section 409A (together, the “Deferred Compensation Separation Benefits”) will not and could not under any circumstances, regardless of when such termination occurs, be paid in full by March 15 of the year following Executive’s termination, then only that portion of the Deferred Compensation Separation Benefits which do not exceed the Section 409A Limit (as defined below) may be made within the first six (6) months following Executive’s termination of employment in accordance with the payment schedule applicable to each payment or benefit. For these purposes, each severance payment is hereby designated as a separate payment and will not collectively be treated as a single payment. Any portion of the Deferred

Compensation Separation Benefits in excess of the Section 409A Limit shall accrue and, to the extent such portion of the Deferred Compensation Separation Benefits would otherwise have been payable within the first six (6) months following Executive’s termination of employment, will become payable on the first payroll date that occurs on or after the date six (6) months and one (1) day following the date of Executive’s termination of employment. All subsequent Deferred Compensation Separation Benefits, if any, will be payable in accordance with the payment schedule applicable to each payment or benefit.
               (ii) The foregoing provision is intended to comply with the requirements of Section 409A so that none of the severance payments and benefits to be provided hereunder will be subject to the additional tax imposed under Section 409A, and any ambiguities herein will be interpreted to so comply. The Company and Executive agree to work together in good faith to consider amendments to this Agreement and to take such reasonable actions which are necessary, appropriate or desirable to avoid imposition of any additional tax or income recognition prior to actual payment to Executive under Section 409A.
     9. Definitions.
          (a) Benefit Plans. For purposes of this Agreement, “Benefit Plans” means plans, policies or arrangements that the Company sponsors (or participates in) and that immediately prior to Executive’s termination of employment provide Executive and/or Executive’s eligible dependents with medical, dental, and/or vision benefits. Benefit Plans do not include any other type of benefit (including, but not by way of limitation, disability, life insurance or retirement benefits). A requirement that the Company provide Executive and Executive’s eligible dependents with coverage under the Benefit Plans will not be satisfied unless the coverage is no less favorable than that provided to senior executives of the Company at any applicable time during the period Executive is entitled to receive severance pursuant to Section 7(a) or (b). The Company may, at its option, satisfy any requirement that the Company provide coverage under any Benefit Plan by (i) reimbursing Executive’s premiums under Title X of the Consolidated Budget Reconciliation Act of 1985, as amended (“COBRA”) after Executive has properly elected continuation coverage under COBRA (in which case Executive will be solely responsible for electing such coverage for his eligible dependents), or (ii) providing coverage under a separate plan or plans providing coverage that is no less favorable or by paying Executive a lump-sum payment which is, on an after-tax basis, sufficient to provide Executive and Executive’s eligible dependents with equivalent coverage under a third party plan that is reasonably available to Executive and Executive’s eligible dependents.
          (b) Cause. For purposes of this Agreement, “Cause” is defined as (i) an act of dishonesty made by Executive in connection with Executive’s responsibilities as an employee, (ii) Executive’s conviction of, or plea of nolo contendere to, a felony or any crime involving fraud, embezzlement or any other act of moral turpitude, (iii) Executive’s gross misconduct, (iv) Executive’s unauthorized use or disclosure of any proprietary information or trade secrets of the Company or any other party to whom Executive owes an obligation of nondisclosure as a result of Executive’s relationship with the Company; (v) Executive’s willful breach of any obligations under any written agreement or covenant with the Company; or (vi) Executive’s continued failure to perform his employment duties after Executive has received a written demand of performance from the Company with specifically sets forth the factual basis for the Company’s belief that Executive has not substantially performed his duties.

          (c) Change of Control. For purposes of this Agreement, “Change of Control” of the Company is defined as: (i) any “person” (as such term is used in Sections 13(d) and 14(d) of the Securities Exchange Act of 1934, as amended) is or becomes the “beneficial owner” (as defined in Rule 13d-3 under said Act), directly or indirectly, of securities of the Company representing 50% or more of the total voting power represented by the Company’s then outstanding voting securities; or (ii) a change in the composition of the Board occurring within a two-year period, as a result of which fewer than a majority of the directors are Incumbent Directors. “Incumbent Directors” will mean directors who either (A) are directors of the Company as of the date hereof, or (B) are elected, or nominated for election, to the Board with the affirmative votes of at least a majority of the Incumbent Directors at the time of such election or nomination (but will not include an individual whose election or nomination is in connection with an actual or threatened proxy contest relating to the election of directors to the Company); or (iii) the date of the consummation of a merger or consolidation of the Company with any other corporation that has been approved by the stockholders of the Company, other than a merger or consolidation which would result in the voting securities of the Company outstanding immediately prior thereto continuing to represent (either by remaining outstanding or by being converted into voting securities of the surviving entity) more than fifty percent (50%) of the total voting power represented by the voting securities of the Company or such surviving entity outstanding immediately after such merger or consolidation, or the stockholders of the Company approve a plan of complete liquidation of the Company; or (iv) the date of the consummation of the sale or disposition by the Company of all or substantially all the Company’s assets.
     10. Confidential Information. Executive agrees to enter into the Company’s standard At Will Employment, Confidential Information, Invention Assignment and Arbitration Agreement (the “Confidential Information Agreement”) upon commencing employment hereunder.
     11. Assignment. This Agreement will be binding upon and inure to the benefit of (a) the heirs, executors and legal representatives of Executive upon Executive’s death and (b) any successor of the Company. Any such successor of the Company will be deemed substituted for the Company under the terms of this Agreement for all purposes. For this purpose, “successor” means any person, firm, corporation or other business entity which at any time, whether by purchase, merger or otherwise, directly or indirectly acquires all or substantially all of the assets or business of the Company. None of the rights of Executive to receive any form of compensation payable pursuant to this Agreement may be assigned or transferred except by will or the laws of descent and distribution. Any other attempted assignment, transfer, conveyance or other disposition of Executive’s right to compensation or other benefits will be null and void.
     12. Notices. All notices, requests, demands and other communications called for hereunder will be in writing and will be deemed given (i) on the date of delivery if delivered personally, (ii) one (1) day after being sent by a well established commercial overnight service, or (iii) four (4) days after being mailed by registered or certified mail, return receipt requested, prepaid and addressed to the parties or their successors at the following addresses, or at such other addresses as the parties may later designate in writing:
If to the Company:
Actel Corporation
2061 Stierlin Court

Mountain View, CA 94043-4655
Attn: Barbara McArthur
If to Executive:
at the last residential address known by the Company.
     13. Severability. In the event that any provision hereof becomes or is declared by a court of competent jurisdiction to be illegal, unenforceable or void, this Agreement will continue in full force and effect without said provision.
     14. Arbitration.
          (a) Arbitration. In consideration of Executive’s service to the Company, its promise to arbitrate all employment related disputes and Executive’s receipt of the compensation, pay raises and other benefits paid to Executive by the Company, at present and in the future, Executive agrees that any and all controversies, claims, or disputes with anyone (including the Company and any employee, officer, director, shareholder or benefit plan of the Company in their capacity as such or otherwise) arising out of, relating to, or resulting from Executive’s service to the Company under this Agreement or otherwise or the termination of Executive’s service with the Company, including any breach of this Agreement, will be subject to binding arbitration under the Arbitration Rules set forth in California Code of Civil Procedure Section 1280 through 1294.2, including Section 1281.8 (the “Rules”) and pursuant to California law. Disputes which Executive agrees to arbitrate, and thereby agrees to waive any right to a trial by jury, include any statutory claims under state or federal law, including, but not limited to, claims under Title VII of the Civil Rights Act of 1964, the Americans with Disabilities Act of 1990, the Age Discrimination in Employment Act of 1967, the Older Workers Benefit Protection Act, the California Fair Employment and Housing Act, the California Labor Code, claims of harassment, discrimination or wrongful termination and any statutory claims. Executive further understands that this Agreement to arbitrate also applies to any disputes that the Company may have with Executive.
          (b) Procedure. Executive agrees that any arbitration will be administered by the Judicial Arbitration and Mediation Services (“JAMS”) and that a neutral arbitrator will be selected in a manner consistent with its National Rules for the Resolution of Employment Disputes. All arbitration proceedings shall be held in Alameda County, California. The arbitration proceedings will allow for discovery according to the rules set forth in the Employment Arbitration Rules and Procedures of JAMS (the “JAMS Rules”) or California Code of Civil Procedure. Executive agrees that the arbitrator will have the power to decide any motions brought by any party to the arbitration, including motions for summary judgment and/or adjudication and motions to dismiss and demurrers, prior to any arbitration hearing. Executive agrees that the arbitrator will issue a written decision on the merits. Executive also agrees that the arbitrator will have the power to award any remedies, including attorneys’ fees and costs, available under applicable law. Executive understands the Company will pay for any administrative or hearing fees charged by the arbitrator or JAMS except that with respect to any arbitration Executive initiates, Executive will pay the amount Executive would have otherwise been required to pay to file a claim in court. Executive agrees that the arbitrator will administer and conduct any arbitration in a manner consistent with the Rules and that to the extent that the Rules conflict with the Rules, the Rules will take precedence.

          (c) Remedy. Except as provided by the Rules, arbitration will be the sole, exclusive and final remedy for any dispute between Executive and the Company. Accordingly, except as provided for by the Rules, neither Executive nor the Company will be permitted to pursue court action regarding claims that are subject to arbitration. Notwithstanding, the arbitrator will not have the authority to disregard or refuse to enforce any lawful Company policy, and the arbitrator will not order or require the Company to adopt a policy not otherwise required by law which the Company has not adopted. The prevailing party in any arbitration proceeding shall be entitled to recover from the losing party all costs that it has incurred as a result of such proceeding, including but not limited to, all reasonable travel costs and reasonable attorneys’ fees.
          (d) Administrative Relief. Executive understands that this Agreement does not prohibit Executive from pursuing an administrative claim with a local, state or federal administrative body such as the Department of Fair Employment and Housing, the Equal Employment Opportunity Commission or the workers’ compensation board. This Agreement does, however, preclude Executive from pursuing court action regarding any such claim.
          (e) Voluntary Nature of Agreement. Executive acknowledges and agrees that Executive is executing this Agreement voluntarily and without any duress or undue influence by the Company or anyone else. Executive further acknowledges and agrees that Executive has carefully read this Agreement and that Executive has asked any questions needed for Executive to understand the terms, consequences and binding effect of this Agreement and fully understands it, including that EXECUTIVE IS WAIVING EXECUTIVE’S RIGHT TO A JURY TRIAL. Finally, Executive agrees that Executive has been provided an opportunity to seek the advice of an attorney of Executive’s choice before signing this Agreement.
     15. Integration. This Agreement, together with the Option Plan, Option Agreement and the Confidential Information Agreement represents the entire agreement and understanding between the parties as to the subject matter herein and supersedes all prior or contemporaneous agreements whether written or oral. This Agreement may be modified only by agreement of the parties by a written instrument executed by the parties that is designated as an amendment to this Agreement.
     16. Waiver of Breach. The waiver of a breach of any term or provision of this Agreement, which must be in writing, will not operate as or be construed to be a waiver of any other previous or subsequent breach of this Agreement.
     17. Headings. All captions and section headings used in this Agreement are for convenient reference only and do not form a part of this Agreement.
     18. Tax Withholding. All payments made pursuant to this Agreement will be subject to withholding of applicable taxes.
     19. Governing Law. This Agreement will be governed by the laws of the State of California (with the exception of its conflict of laws provisions).
     20. Acknowledgment. Executive acknowledges that he has had the opportunity to discuss this matter with and obtain advice from his private attorney, has had sufficient time to, and has carefully read and fully understands all the provisions of this Agreement, and is knowingly and voluntarily entering into this Agreement.

     21. Counterparts. This Agreement may be executed in counterparts, and each counterpart will have the same force and effect as an original and will constitute an effective, binding agreement on the part of each of the undersigned.
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     IN WITNESS WHEREOF, each of the parties has executed this Agreement, in the case of the Company by their duly authorized officers, as of the day and year first above written.

COMPANY:

ACTEL CORPORATION

By:	Date:

Title: V.P. Human Resources

EXECUTIVE:
Date:

Maurice E. Carson
[SIGNATURE PAGE TO MAURICE E. CARSON’S EMPLOYMENT AGREEMENT]